Exhibit 4.19

SHARE RESTRICTION AGREEMENT

This Share Restriction Agreement (this “Agreement”) is entered into as of [●], by and between Model Performance Mini Corp. (the “Company”) and [●] (the “Restricted Shareholder”).

WHEREAS, the Company entered into that certain Merger Agreement, dated as of August 6, 2021 (the “Original Agreement”), by and among the Company, Model Performance Acquisition Corp., a British Virgin Islands company, Model Performance Mini Sub Corp., a Cayman Islands Exempted Company and wholly-owned subsidiary of the Company, and MultiMetaVerse Inc., a Cayman Islands Exempted Company, to effect the consummation of a business combination with MMV;

WHEREAS, the Original Agreement was amended by the First Amendment to Merger Agreement (the “First Amendment”) dated as of January 6, 2022, and further amended by the Second Amendment to Merger Agreement dated as of September 29, 2022 (the “Second Amendment”; and the Original Agreement as amended by the First Amendment and the Second Amendment is referred to herein as, the “Merger Agreement”);

WHEREAS, on and as of the date hereof the Restricted Shareholder is receiving [●] Class A Ordinary Shares of the Company in accordance with the Merger Agreement, including the Restricted Closing Payment Shares being issued to such Restricted Shareholder (i.e. [●] Class A Ordinary Shares of the Company) as defined in the Merger Agreement;

WHEREAS, as a condition to the distribution of the Restricted Closing Payment Shares to the Restricted Shareholder, the Company is requiring the Restricted Shareholder to execute and deliver this Agreement in order to impose certain restrictions with respect to the Restricted Closing Payment Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.	Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

2.	Designation of Restricted Shares. All of the Restricted Closing Payment Shares (i.e. [●] Class A Ordinary Shares of the Company) being issued to and held by the Restricted Shareholder are hereby designated as “Restricted Shares”, subject to adjustments as hereinafter provided.

3.	Release Event. The Restricted Shares shall vest and become transferable and non-forfeitable upon the successful creation of a new gameplay coupled with a public announcement regarding release of the new gameplay, whether through the introduction of a new mobile game or updates to an existing mobile game to revamp its gameplay and commercial appeal (the “Release Event”), with the determination of whether an event is deemed a Release Event to be determined by a majority vote of the independent directors of the board of the Company (being a “Reincorporation Surviving Corporation” as defined in the Merger Agreement) in their sole discretion.

4.	Forfeiture. In the event that the Release Event fails to occur within twelve (12) months following the Closing, then any and all Restricted Shares shall be forfeited automatically to the Company at no cost, without any further action of, or notice to, the Restricted Shareholder.

5.	Transfer Restrictions. The Restricted Shareholder shall not sell, assign, hypothecate, donate, encumber or otherwise directly or indirectly dispose of any interest in the Restricted Shares prior to the Release Event. Any attempt to transfer such Restricted Shares in violation of this Section 5 shall be null and void and shall be disregarded by the Company. The Restricted Shareholder agrees not to circumvent or otherwise avoid the transfer restrictions or intent thereof set forth in this Agreement, whether by holding the Restricted Shares indirectly through another entity or by causing or effecting, directly or indirectly, the transfer or issuance of any Restricted Shares by any such entity, or otherwise. For clarity, the Restricted Shareholder shall remain subject to any lock-up or market standoff commitment or obligation, as applicable, in respect of the Restricted Shares.

6.	Escrow of Restricted Shares. For purposes of facilitating the enforcement of the provisions of this Agreement, until the Restricted Shares have become fully vested as provided in Section 3, the Restricted Shares shall be issued in book-entry only form and shall not be represented by a certificate. The restrictions set forth in this Agreement shall be reflected on the stock transfer records maintained by or on behalf of the Company. By execution of this Agreement and effective until the Restricted Shares have become fully vested as provided in Section 3, the Restricted Shareholder hereby irrevocably and exclusively (even as to such Restricted Shareholder or its affiliates) constitute and appoint the independent directors of the Company, or any other Person designated by a majority vote of the independent directors of the Company, attorneys-in-fact to transfer or otherwise dispose the Restricted Shares on the stock transfer records of the Company with full power of substitution. The Restricted Shareholder agrees to take any and all other actions (including without limitation executing, delivering, performing and filing such other agreements, instruments and documents) as independent directors of the Company may deem necessary or appropriate to carry out and give effect to the provisions of this Agreement. Notwithstanding anything to the contrary, the independent directors of the Company may, by a vote of majority, decide to issue any share certificate representing the Restricted Shares and designate the registered agent or any other Person to act as the escrow agent and hold such share certificate in escrow under the direction of the independent directors of the Company.

7.	Voting Rights; Dividend. The Restricted Shareholder shall have voting rights with respect to all the Restricted Shares regardless of whether such Restricted Shares have been vested. The Restricted Shareholder shall be entitled to all ordinary or extraordinary dividends or dividend equivalents that may be declared and paid on the Class A Ordinary Shares with a record date on or after the date of this Agreement in respect of all the Restricted Shares regardless of whether such Restricted Shares have been vested; provided that (i) any and all of such dividends and dividend equivalents shall be held in escrow by the Company at the direction of the independent directors of the Company and be subject to the same restrictions and conditions applicable to the Restricted Shares; and (ii) in the event of the forfeiture of any or all of the Restricted Shares in accordance with this Agreement, all such dividends and dividend equivalents held in escrow shall be concurrently and automatically forfeited to the Company at no cost.

8.	Additional Securities. Any securities or cash received by the Restricted Shareholder as the result of ownership of the Restricted Shares (the “Additional Securities”), including, but not by way of limitation, warrants, options and securities received as a share dividend or share split, or as a result of a recapitalization or reorganization or other similar change in the Company’s capital structure, shall be retained in escrow in the same manner (to the extent that such Additional Securities are received as a result of ownership of the Restricted Shares) and subject to the same conditions and restrictions as the Restricted Shares as provided in this Agreement.

9.	Legends. Any book-entry position representing an unvested Restricted Share will bear the following legend until the Restricted Share becomes vested, at which time such legend shall, without the need for any action on the part of the Restricted Shareholder, be removed:

THESE SECURITIES ARE SUBJECT TO FORFEITURE IN FAVOR OF THE COMPANY AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A SHARE RESTRICTION AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. SUCH TRANSFER RESTRICTIONS AND FORFEITURE ARE BINDING ON TRANSFEREES OF THESE SECURITIES.

10.	Refusal to Transfer. The Company shall not (i) transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) treat as owner of such Restricted Shares, or to accord the right to vote or pay dividends to, any purchaser or other transferee to whom such Restricted Shares shall have been so transferred.

11.	Incorporation by Reference. Each of the provisions under Article XI (Dispute Resolution) and Section 13.7 (Governing Law) of the Merger Agreement shall be incorporated into this Amendment by reference as if set out in full herein, mutatis mutandis.

12.	Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:

MODEL PERFORMANCE MINI CORP.

By:
Name:
Title:

[Signature Page to Share Restriction Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

RESTRICTED SHAREHOLDER:

[●]

By:
Name:
Title:

[Signature Page to Share Restriction Agreement]

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